CYTOMEDIX ANNOUNCES OPTION AGREEMENT WITH GLOBAL PHARMACEUTICAL COMPANY FOR DISTRIBUTION OF AUTOLOGEL SYSTEM IN CHRONIC WOUND MARKET

Receives $2 Million Non-Refundable Option Fee For Due Diligence Period

GAITHERSBURG, Md. (October 14, 2011) – Cytomedix, Inc. (OTC/BB: CMXI) (the “Company”), a leading developer of biologically active regenerative therapies for wound care, inflammation and angiogenesis, announced today the execution of a letter agreement granting an undisclosed global pharmaceutical company an exclusivity period until December 31, 2011 to conduct further due diligence regarding the AutoloGel™ System.  In exchange, Cytomedix will receive a $2 million non-refundable option fee within 15 days.

The parties are negotiating an exclusive license and supply agreement whereby the AutoloGel System would be distributed through a dedicated, hospital-based sales force.  Any final agreement, which remains subject to the successful conclusion of due diligence and negotiation between the parties, is expected to incorporate an upfront license payment, a product development milestone payment covering the second generation AutoloGel device, and a negotiated profit sharing arrangement on future U.S. based sales of the AutoloGel System in the chronic wound care market.

“We are very pleased to be approaching a key milestone in the broad commercialization of the AutoloGel System.  Over the next several weeks, we will be focused on pursuing a robust agreement that delivers value to our shareholders while advancing our long standing commitment to have this therapy appropriately positioned and more widely marketed in the underserved chronic wound care market.  We will have no further comment on the specifics of this potential transaction until a definitive agreement is reached,” said Martin P. Rosendale, Chief Executive Officer of Cytomedix.

About Cytomedix, Inc.
Cytomedix develops, sells and licenses regenerative biological therapies primarily for wound care, inflammation and angiogenesis.  The Company markets the AutoloGel™ System, a device for the production of autologous platelet rich plasma (“PRP”) gel for use on a variety of exuding wounds; the Angel® Whole Blood Separation System, a blood processing device and disposable products used for the separation of whole blood into red cells, platelet poor plasma (“PPP”) and PRP in surgical settings; and the activAT® Autologous Thrombin Processing Kit, which produces autologous thrombin serum from PPP.  The activAT® kit is sold exclusively in Europe and Canada, where it provides a completely autologous, safe alternative to bovine-derived products.  The Company is pursuing a multi-faceted strategy to penetrate the chronic wound market with its products, as well as opportunities for the application of AutoloGel™ and PRP technology into other markets such as hair transplantation and orthopedics while actively seeking complementary products for the wound care market. Additional information regarding Cytomedix is available at www.cytomedix.com.

Safe Harbor Statement
Statements contained in this communication not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix’s actual results may differ materially due to a number of factors, many of which are beyond Cytomedix’s ability to predict or control, including among others, the successful negotiation and execution of the exclusive license and supply agreement during the exclusivity period. To the extent that any statements made here are not historical, these statements are essentially forward-looking. The Company uses words and phrases such as “believes", "forecasted," "projects," "is expected," "remain confident," "will" and/or similar expressions to identify forward-looking statements in this press release. Undue reliance should not be placed on forward-looking information. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Cytomedix operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason. Additional risks that could affect our future operating results are more fully described in our U.S. Securities and Exchange Commission filings, including our Annual Report for the year ended December 31, 2010, filed with the SEC and other subsequent filings. These filings are available at http://www.sec.gov.

Contacts:
Cytomedix, Inc.	LHA
David Jorden, Executive Board Member	Anne Marie Fields
Martin Rosendale, CEO	(afields@lhai.com)
Andrew Maslan, CFO	(212) 838-3777
(240) 499-2680
Bruce Voss
(bvoss@lhai.com)
(310) 691-7100

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